                                                                      Exhibit 12

Ratio of Earnings to Fixed Charges:

                            Fiscal Year Ended December 31,             Nine Months Ended
                        --------------------------------------   ----------------------------
                                                                 September 29,  September 28,
                         1996    1997    1998    1999    2000        2000           2001
                        ------  ------  ------  ------  ------   -------------  -------------
Net Income ............ $246.3  $188.6  $192.2  $261.6  $324.2      $236.4         $264.6
Fixed Charges:
  Interest Expense ....   15.2    13.0    26.3    16.7    29.2        19.8           19.4
  Rent Expense ........   23.0    25.0    32.0    34.0    35.4        28.5           31.6
                        ------  ------  ------  ------  ------      ------         ------
    Total fixed
     charges ..........   38.2    38.0    58.3    50.7    64.6        48.3           51.0
Ratio of earnings to
 fixed charges ........    6.4     5.0     3.3     5.2     5.0         4.9            5.2
                        ======  ======  ======  ======  ======      ======         ======

NOTES:

 These ratios include Danaher Corporation and its consolidated subsidiaries. The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges for the periods indicated. For these ratios, earnings consist of net income and fixed charges consist of interest and rent expenses.